EXHIBIT 10(q)

Licensing, Product Supply, and Strategic Alliance Agreement

This Licensing, Product Supply, and Strategic Alliance Agreement (the “Agreement”) is entered into as of July 15, 2002 (the “Effective Date”) by and between CamelBak Products, Inc of Petaluma, California (“CamelBak”) and Innova Pure Water, Inc. of Clearwater, Florida (“Innova”) (together, CamelBak and Innova are the “Parties”).

Background and Intent

Innova develops, manufactures, and sells consumer, emergency, and military water treatment products, currently marketed through various distributors. CamelBak is a leading manufacturer and distributor of portable hydration packs for sport, military, and industrial uses. Innova has developed the in-line dual element biological filter described on Exhibit A, which is the subject of Innova’s patents, patent applications, or patent applications to be filed described on Exhibit B. Innova possesses or is in the process of developing or commercializing other new products and technology that may be appropriate to portable hydration, including, without limitation, the specific products and technology described in Exhibit C.

A. Innova represents that it possesses over fifty existing or pending patents covering both technology and products in the field of water purification.

B. In addition to the in-line dual element filter, Innova has developed a proprietary filtration system using carbon composite elements and HFM for use internally in water bottles, licensed to, or sold through, other distributors on either an exclusive or non-exclusive basis.

C. CamelBak desires to purchase and license In-Line Filters from Innova for use with CamelBak’s Hydration Systems, and wishes to utilize Innova’s future product development capability in areas relating to Hydration Systems. CamelBak also desires to purchase, for its military sales, in-canteen filters as they are developed by Innova.

D. Innova desires to avail itself of the marketing resources and distribution capability of CamelBak relating to Portable Hydration Systems, wishes to obtain revenue from CamelBak from selling units, assemblies, and components, and is willing to explore future areas of cooperation to take advantage of CamelBak’s resources and distribution capability; and

E. Innova and CamelBak wish to achieve these goals through entering into this Agreement to grant CamelBak certain exclusive rights to market Innova In-Line Filtration Products for use with personal hydration packs, to call for CamelBak’s purchase of In-Line Filter Products, and to potentially cooperate on commercializing future Innova Products In Development that relate to portable hydration systems.

Agreement

NOW THEREFORE, the Parties agree as follows:

1. Definitions. As used in this Agreement, these capitalized terms will have the following meanings:

1.1 CamelBak Exclusive Markets does not include “General Mass Market Stores” as defined below, but otherwise means (A) the military and paramilitary forces of all nations except Japan and France, including, without limitation, use for Military Canteens; (B) industrial safety sales channels aimed at industrial occupations and uses (e.g., firefighters, roofers, police, forestry, construction workers); (C) industrial retailers, defined as retailers other than General Mass Market Stores that substantially serve construction and industrial users (e.g., Home Depot, Ace Hardware); and (D) outdoor retailers, bicycle retailers, and specialty sporting goods stores (e.g., REI, Big 5 Sporting Goods). Exclusivity extends to the military as recited under (A) to all markets; the remander (B) – (D) are exclusive in North America and non-exclusive to the rest of the worlds markets.

1.2 Filtration Unit means an In-Line Filter plus its outer housing for use with a Portable Hydration System.

1.3 Filtration Assembly means an In-Line Filter without its outer housing.

1.4 Filtration Component means replacement filter elements comprised of HFM and carbon composite filters.

1.5 Filtration Products means any and all In-Line Filters, with or without the outer housing, and individual filter components.

1.6 General Mass Market Stores are general department stores (e.g., WalMart, Target, Kmart) that are mass-market retailers not specializing in outdoor or sporting goods and not catering principally or substantially to industrial users.

1.7 In-Line Filters are the dual element HFM/carbon composite biological filters, as more specifically described on Exhibit A.

1.8 In-Line Filtration Product means Innova’s In-Line Filters, incorporated, with, portable hydration packs or portable canteen with an insert that is an In-Line Filter.

1.9 In-Line Filter Patent Rights means the patents and patent applications filed by Innova described on Exhibit B (the “In-Line Patents”), together with any (a) patents issuing at any time from any divisional, continuation, and continuation-in-part applications related to the In-Line hydration system or in-canteen in-line filter (when applied for) Patents; (b) reissues and reexamination certificates of the In-Line Patents or related patents; and (c) current patents and patents issuing at any time from applications corresponding in whole or in part to any of the foregoing in any country in the world.

1.10 Innova Products In Development means the products that Innova is currently in the process of developing or commercializing that may be appropriate for Portable Hydration Systems, as set forth in more detail in Exhibit D.

1.11 Military Canteens are metal, plastic, composite, ceramic, rigid, semi-rigid, or film construction portable canteens primarily designed for, or primarily used by, military or paramilitary forces of any nation.

1.12 Portable Hydration Systems are portable hydration packs including any reservoir or other liquid container with an attached drinking tube normally worn by the user and for use in a hands free mode.

1.13 Product means a Filtration Assembly or Filtration Component or replacement carbon filter as described in section 4.8 below, manufactured by or for Innova.

1.14 Canteen Water Filters are in-canteen carbon filters with HFM.

2. Grant of Rights. In return for the exclusivity fee and initial order set forth in Section 3 of this Agreement, Innova hereby grants to CamelBak a worldwide exclusive license in the CamelBak Exclusive Markets, and a worldwide non-exclusive license outside the CamelBak Exclusive Markets as defined in 1.1 to sell the Innova In-Line Filters for use with hydration packs to the military and into markets currently serviced by CamelBak except specifically excluding Japan and France. CamelBak’s rights include, without limitation, the right, subject to Innova approval, to add features such as the (e.g., HydroLink). Such approval will not be withheld without substantial reason. Innova also agrees to sell Canteen Water Filters to CamelBak, on reasonable, fair, and non-discriminatory terms at least as favorable to CamelBak as those offered by Innova to any third party, and, so long as CamelBak diligently pursues marketing activities of Military Canteens, agrees not to sell or license Water Bottle Filters for Military Canteens except through CamelBak as long as CamelBak meets the minimum sales requirements.

3. Initial Order; Exclusivity Fee.

3.1 Initial Order. Within fifteen days of the Effective Date, CamelBak shall order 10,000 units of the Filtration Units from Innova,,and within ninety (90) days thereafter (or as mutually agreed by the parties) Innova shall deliver to CamelBak the Product units representing this initial order.

3.2 Exclusivity Fee. Within fifteen days of the Effective Date, in return for the exclusive distribution rights in the CamelBak Exclusive Markets described in this Agreement and the right of first refusal for Innova products for Portable Hydration Systems under the terms of this Agreement, CamelBak shall pay Innova $50,000.

4. Product Supply, Payment, and Pricing.

4.1 Product Supply. CamelBak will place orders pursuant to the production requirement schedule prepared pursuant to Section 9 of this Agreement. Upon receipt of written orders from CamelBak, Innova will supply complete Filtration Unit or complete units including the then available Innova Filter Housing. Innova will also supply bagged replacements filters. Innova shall supply the units in requested quantities within ninety (90) days of receipt of the order or such shorter time as is mutually agreed in writing between the Parties. If Innova has reason to believe it will be unable to fill an order made pursuant to the then-current production requirement schedule within such ninety (90) day period, Innova shall promptly inform CamelBak of its concerns and the reason for the delay or inability

4.2 Shipping and Delivery. At CamelBak’s option, Innova shall either ship to CamelBak for distribution or directly to the customer. CamelBak will designate freight carrier and terms. All freight charges will be collect or third party billings to CamelBak. Shipments will be F.O.B. Innova.

4.3 Pricing. After the first year following the Effective Date, these prices may be adjusted by mutual agreement, but in no event shall price increases exceed the greater of (i) the percentage increase in the Producer Price Index as of the Effective Date or (ii) the actual increase in costs to Innova of materials and labor associated with the production of the products. If the price change is the result of an increase in the Producer Price Index, Innova shall provide CamelBak with at least 120 days advanced notice of any price change. If the price increase is the result of an increase in costs of materials and labor, Innova will provide notice to CamelBak promptly after Innova has been advised of increases in its costs which become effective in.thirty (30) days. CamelBak has the right at its expense to have the costs substantiated by independent auditors agreeable to both parties.

4.4 Payment Terms. CamelBak shall pay fifty percent (50%) of the unit cost upon placing each order. Innova will invoice CamelBak for the remainder upon shipment, and CamelBak shall pay the remaining fifty percent (50%) of the unit cost within thirty (30) days after notification from Innova that the order is ready for shipment.

4.5 Replacement Supply. In the event that Innova ceases to function as a going concern, ceases operation other than the ordinary course of business for longer than a one month period, has a receiver or assignee for the benefit of creditors appointed, suffers an attachment or levy upon a substantial portion of its assets, has an involuntary bankruptcy petition filed against it which is not dismissed within 45 days, or files for relief under any bankruptcy, insolvency, reorganization, or similar insolvency proceeding (a “Replacement Event”), then CamelBak may obtain Filtration Units or Assembled Filtration Components and replacement parts from third party manufacturers commissioned by CamelBak. If CamelBak obtains Product units from third parties, CamelBak will still be required to pay the established Royalty to Innova as described below, but will not pay Innova otherwise for the manufacture of the units. Upon the Effective Date, Innova shall identify in writing all suppliers, manufacturers, or vendors used by Innova, or expected to be used by Innova, in connection with manufacture of the Filtration Assemblies or Filtration Components or parts thereof (collectively “Suppliers”), and deposit this list into escrow with Innova’s counsel (the “Escrow”), as described below. Upon changing Suppliers, Innova agrees promptly to submit an updated Supplier list into the Escrow. Within ten (10) days of written request by CamelBak, Innova shall provide an updated list of its Suppliers into Escrow. Upon the Effective Date, Innova shall supply to the Escrow five executed originals of the letter in the form attached as Exhibit D authorizing CamelBak to contract directly with suppliers of Innova under the circumstances permitted by this Section 4.5. Innova’s council agrees not to send these letters to CamelBak until the occurrence of a Replacement Event. If a Replacement Event occurs, within fifteen (15) days of CamelBak’s written request, Innova shall allow CamelBak, to use, the tooling for the Filtration Components and Filtration Assemblies at the Innova vendor facilities until the reason for the replacement event is cured. To obtain release of the materials in Escrow, CamelBak must send a written notice to the escrow holder stating that CamelBak believes a Replacement Event has occurred (the “Replacement Event Notice”) and the basis for CamelBak’s declaration of a Replacement Event. The escrow holder will release the items in escrow to CamelBak unless Innova disputes the existence of the Replacement Event, and commences arbitration of the issue within fifteen days of the Replacement Event Notice, which arbitration shall be conducted by a single arbitrator chosen in accordance with the commercial rules of the American Arbitration Association, but otherwise shall be conducted in accordance with section 25 below. Thereafter, unless Innova obtains within 30 days of commencement of the arbitration a ruling from the arbitrator that no Replacement Event has occurred (or within that 30 days obtains a temporary injunction or restraining order from a court of competent jurisdiction or a similar order from the arbitrator) the escrow holder shall release the materials in escrow to CamelBak.

Should an event occur that permits CamelBak to take over production of the products being supplied by Innova as described within this agreement, such production shall revert to Innova at such time as Innova can resume delivery in accordance with the requirements of this agreement. At such time CamelBak is requied to ceast production.

An event will occur should CamelBak make a forcast indicating that within a ninty-day period the delivery of 20,000 assemblies will be required, and Innova fails to make the delivery. And further fails at the end of the thirty day (30) period allowed to cure defaults, the provision for production by CamelBak may be put into effect per the terms of this agreement.

4.51 Royalties payable pursuant to this Section 4.5 Have been incorporated within the prices. Change of Control. In the event that Innova enters into a “change of control” transaction, CamelBak will have a first right of refusal for a period of sixty (60) days to enter into a transaction with Innova on the same terms as offered Innova by a third party. For purposes of this Agreement a “change of control” tranaction shall mean either (i) the sale of voting securities of Innova in a transaction that results in more than fifty (50%) percent of Innova’s outstanding securities being owned by a single entity, or (ii) the sale by Innova of substantially all of its assets.

4.6

5. Exclusivity. Innova grants CamelBak exclusive rights (“Exclusivity”) to the In-Line Filtration Product within the CamelBak Exclusive Markets, and grants Exclusivity to CamelBak for Carbon Composite with HFM Filters for Military Canteens. CamelBak shall have these exclusive rights for two years following the Effective Date. Thereafter, if CamelBak orders at least the following specified minimum quantities of Filtration Assemblies and/or Filtration Components, the term of CamelBak’s exclusive rights shall be extended for an additional year:

25,000 in-line filter units, within the first two years, then Exclusivity shall be extended to the third year following the Effective Date;

35,000 units in, within the third year, then Exclusivity shall be extended to the fourth year following the Effective Date; 45,000 units in, within the fourth year, then Exclusivity shall be extended to the fifth year following the Effective Date; 55,000 units during the fifth year; at the end of which the parties agree to negotiate in good faith a new agreement which will continue the relationship and extend the exclusivtivity for the sales and marketing of the agreed upon Innova products.

In addition sales related to maintaining exclusivtivity for the sale of Military Canteen Filters within the exclusive CamelBak territory requires the following purchases from Innova:

5,000 Canteen Filters over the twelve month period subsequent to being available for purchase by camelbak

!0,000 Canteen filters in each subsequent year without a carry over provision for subsequent years.

6. Right of First Refusal. For so long as CamelBak has any Exclusivity under Section 5 above, CamelBak shall have a first right of refusal to obtain exclusive rights in the Exclusive CamelBak Markets for (A) Innova Products In Development for use with Portable Hydration Systems and (B) future Innova products and technologies for use with Portable Hydration Systems. At such time that Innova has filed a patent application for new products or technology or has developed such products or technology in demonstratable form, Innova shall provide CamelBak with further information about the Innova Products In Development, and CamelBak shall inform Innova of which Innova Products In Development CamelBak wishes to enter into negotiations for license or sale. Thereafter, for at least ninety (90) days, Innova shall negotiate exclusively with CamelBak for use of those identified products or technologies for Portable Hydration Systems. Should an agreement not be reached, Innova may pursue alternate means to commercialize the development., and if offered to third parties within one year, the terms will not be more favorable than the terms that were offered to CamelBak.

7. Term of Agreement; Post Termination Rights. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the fifth anniversary of the Effective Date (the “Initial Term”) unless terminated earlier by either party under the termination provisions of this Agreement. Upon termination of this Agreement, Innova and CamelBak agree to negotiate in good faith appropriate sales goals to justify any new agreement providing for Exclusivity. In the event that this Agreement expires or is terminated, CamelBak shall have the right to continue to sell existing products including the Innova In-Line Filters or other incorporated Innova technology licensed to CamelBak under this Agreement for an additional twelve (12) month period after termination (the “Selloff Period”), and during this Selloff Period, Innova shall continue to supply components as provided in this Agreement and any supplemental agreements.

8. Product Specifications. Innova shall produce Filtration Components and Filtration Assemblies in accordance with specifications contained in Exhibit E hereto (as amended from time to time by mutual agreement) and an appropriate product PROOF for comparison will be submitted and approved by CamelBak and retained for possible future comparison with subsequent delivered product.

9. Sales Forecasts.

9.1 Within thirty (30) days after the Effective Date, CamelBak will provide to Innova a production requirement schedule through December 30, 2002, which to the degree possible will be updated monthly to include not less than sixty (60) days lead-time.

9.2 Within forty-five (45) days of the Effective Date, CamelBak will submit an eight-month rolling forecast. Said schedule shall not be deemed to be a commitment on CamelBak part to purchase forecast quantities of Product until said quantities are made a part of CamelBak’s firm sixty (90)-day release schedule.

9.3 On January 30th, 2003, CamelBak will provide Innova with an annual planning forecast by Product.

9.4 Within fifteen (30) days after the Effective Date Innova will provide CamelBak with a capacity and lead time chart. In the event that the production requirement scheduled prepared by CamelBak exceed Innova’s production capacity, Innova may, at its option, choose to increase the capability or request CamelBak to provide the investment required to expand Innova’s production capacity to meet CamelBak’s anticipated requirements. Tooling and delvery will be commensurate with normal expected industrial standards.

10 Non-conforming Product.

10.1 Innova shall, within thirty (30) days of the submission of a claim by CamelBak to Innova for non-conforming Product either replace or credit CamelBak if mutually agreed with the full purchase price of any unit of Product if the Product, or its packaging, is found not to be in conformance with the specifications set forth in Exhibits “A” or “E”, or the approved product PROOF. For credit, the defective Product is to be returned to Innova at Innova’s option and expense. Innova retains the right to inspect the product before it is returned.

10.2 No penalty shall be assessed for delivery delays beyond Innova’s control because of Force Majeure. Product not conforming to the specifications contained on Exhibits ”A” or “E”

and in keeping with the “PROOF” sample shall be disposed of in a manner mutually agreed upon between the parties.

11. Default by Innova. Except for a default by reason of force majeure, Innova shall have forty-five (45) days from receipt of notice of default from CamelBak to cure any of the following events of default brought to its attention before CamelBak may immediately terminate this Agreement for cause as herein provided or resolve the event per section 4.5.

11.1 Product manufactured by Innova consistently fails to meet the mutually agreed upon then current Product specifications contained in Exhibits “A” or “E”; or differs from the agreed upon Product “Proof;”

11.2 Product prices are not competitive with prices available at wholesale from other qualified sources meeting similar requirements on an ongoing basis whose product meets the specifications per Exhibit ”A” and “E” and performance standards set forth for the Product, and Innova is unwilling or unable to meet these prices;

11.3 Innova fails to meet ninety percent (90%) of the expected on time and complete delivery levels based on the release schedules for orders provided by CamelBak and accepted by Innova. Innova will not withhold acceptance of orders provided the release is in line with prior forecasts to which exceptions have not been taken. Upon formal notice by CamelBak, the forty-five-day remedial period is automatically triggered for failure to meet delivery schedule;

11.4 Innova becomes insolvent; or ceases to function as a going concern; or ceases to conduct its operation in the normal course of business; or a receiver for it or assignee for benefit of creditors is appointed; suffers an attachment or levy on a substantial portion of its assets; or files for relief under any bankruptcy, reorganization, liquidation or other insolvency proceeding; or it otherwise takes advantage of any insolvency law; or

11.5 Innova breaches any other material provision of this Agreement.

12. Default by CamelBak. Except for a default by reason of force majeure or upon a failure to pay amounts owed when due (in which event five (5) days notice shall be required), CamelBak shall have forty-five (45) days from receipt of notice of default from Innova to cure any of the following events of default brought to its attention before Innova may immediately terminate this Agreement for cause as herein provided:

12.1 CamelBak fails to provide proper user instructions, or misleading information to users or regulating agencies pertaining to the products supplied by Innova. CamelBak has forty-five (45) days from notification to correct the instructions and/or misinformation and to so notify customers and exert a best efforts to notify users that were not provided the correct information.

12.2 CamelBak becomes insolvent; or ceases to function as a going concern; or ceases to conduct its operation in the normal course of business; or a receiver for it or assignee for benefit of creditors is appointed; suffers an attachment or levy on a substantial portion of its assets; or files for relief under any bankruptcy, reorganization, liquidation or other insolvency proceeding; or it otherwise takes advantage of any insolvency law; or

12.3 CamelBak breaches any other material provision of this Agreement.

13 Product Standards. Innova represents, warrants and covenants that, to its knowledge, all Filtration Components and Filtration Assemblies shall conform to all federal, state and local statutes and regulations and that independent testing to EPA standards for biological performance have been conducted. In addition, Innova agrees to perform random in-house biological testing for quality control purposes, including without limitation testing to ensure the filters meet the performance standards set forth on Exhibit E. Innova will notify CamelBak immediately upon any failure to meet any standards in any testing.

14 Intellectual Property Rights.

14.1 Representations and Warranties. Innova represents and warrants that neither its In-Line Filters, Filtration Assemblies and Filtration Components nor their use in Portable Hydration Systems infringe any intellectual property right of any third party, and that Innova has not granted any rights to any third party inconsistent with this Agreement. Innova further represents and warrants that none of the In-Line Filters or In-Line Filter Products disclosed in the U.S. provisional patent application of Exhibit B that was filed in February 2002 were publicly used, disclosed, sold or offered for sale more than one year prior to the filing date of that provisional patent application. Innova also represents and warrants that Innova, not any other party, possesses any ownership interest in the In-Line Patents and that Innova has complied with, and will continue to comply with, its duties of disclosure in connection with the In-Line Patents.

14.2 Indemnification. Innova agrees to indemnity, defend and hold CamelBak harmless from any loss, damage, cost, expense or other liability arising from or related to breach of its representation and warranties in Section 14.1 above or any claim by a third party that its rights are infringed by incorporation of In-Line Filters into Portable Hydration Systems sold or offered for sale by CamelBak.

CamelBak agrees to indemnity, defend and hold Innova harmless from any loss, damage, cost, expense or other liability arising from or related to breach of its representation as approved by Innova or components produced and assembled by CamelBak leading to injury or a liability to a third party by incorporation of In-Line Filters into Portable Hydration Systems sold or offered for sale by CamelBak. CamelBak will also hold Innova harmless and pay all costs and assume all liabilities which may accrue to Innova as a result of the infringement of a third party patent by an associated CamelBak product.

14.3 In-Line Patent Prosecution. Within one year from the filing date of the U.S. provisional patent application that was filed by Innova in February 2002 and which is listed in Exhibit B, Innova shall, at its own expense, file a U.S. non-provisional patent application and a PCT patent application, if requested by and at the expense of CamelBak, that claim priority to and incorporate the disclose of the U.S. provisional patent application. Innova shall diligently prosecute the In-Line Patent Applications and shall notify CamelBak of Innova’s intent to abandon or otherwise discontinue prosecution of any of the In-Line Patents at least thirty (30) days prior to the abandonment of any such application. If Innova decides not to pursue in any foreign country a patent application based on the above-described PCT patent application or on any other of the In-Line Patents, Innova shall notify CamelBak of its intent at least sixty (60) days prior to the deadline to file any such foreign patent application and CamelBak shall be entitled to file, at its own expense, patent applications in those foreign countries based on the In-Line Patents. The Parties shall jointly own these foreign patents, and Innova shall execute all lawful documents necessary for CamelBak to file and prosecute these foreign patent applications and to record the co-ownership provided for herein. In the event that this Agreement is terminated, within ninety (180) days of the termination, Innova may acquire sole ownership of the foreign patents or patent applications from CamelBak by reimbursing CamelBak’s expenditures in connection with obtaining the patents, on a pro rata basis based upon the remaining life of the patent.

14.4 Enforcing Patents. If CamelBak informs Innova in writing of third party infringement of any of the In-Line Patents coming to its attention, and if after that written notice Innova fails, within one hundred twenty (90) days, either to cause the third party to stop the infringement or to file and commence diligent prosecution of an infringement action against the infringer, then if the third party’s infringement involves portable hydration systems in the CamelBak Exclusive Markets, within one-hundred (120) days of receipt of the notice of third party infringement from CamelBak, Innova may authorize CamelBak in writing, and such authorization will not be unreasonably withhelp, to bring suit against the third party infringer, in Innova’s name, and the parties will share in the recoveries of such litigation in direct proportion to the expense incurred.

15 Confidentiality. Each party shall maintain in confidence and safeguard the confidential business and technical information, which becomes available to it from the other in connection with this Agreement in accordance with the terms of the confidentiality agreement attached hereto as Exhibit F executed January 31, 2002. Neither party shall make any public announcement via press release or otherwise regarding the relationship between the parties without the other party’s prior consent, except that within ten (10) days of the Effective Date, the Parties shall agree on a joint press release. As Innova is a public company it shall release appropriate announcements to the wire services within the time constraints imposed by the SEC, subject to the approval of CamelBak, which shall not be unreasonably withheld.

16 Service Marks. All products produced by Innova or incorporating an Innova In-Line Filter and covered by one or more In-Line Patents shall bear the inscription “Patent # (as appropriate) and other Patents pending” and “Manufactured by Innova Pure Water, Inc.”

17 Independent Contractor Status. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the parties. Nor does this agreement convey any rights for patents and trademarks owned by Innova beyond their use as a component and accommodation under this agreement.

18 Compliance and Laws. Innova represents and warrants to CamelBak that it is in and shall remain in compliance with all applicable federal, state, and local statues and regulations regarding health, safety, and the environment.

19. Force Majeure. Neither party shall be liable to the other for delay in the performance of its duties hereunder to the extent that such delay is the result of an act of God or similar catastrophic conditions beyond any party’s control such as fire, flood, accident, strikes, labor shortage, or the general availability of Innova suppliers raw materials.

20 Entire Agreement. This Agreement, and to the extent not inconsistent herewith the terms and conditions contained on the face of CamelBak purchase orders issued hereunder, constitutes the entire understanding between the parties and there are no other promises or representations made except as they appear in this Agreement, Exhibits and Attachments. Further, any amendment or modification of the terms hereof shall not be effective unless in writing and signed by both parties.

21 Product Liability. Innova shall indemnify CamelBak and defend and hold CamelBak harmless from and against any losses, costs, damages and expenses whatsoever which CamelBak may sustain or incur on account of product liability claims for defects in the design or manufacture of Filtration Components and Filtration Assemblies arising in conjunction with the sale or use of an Innova designed or manufactured In-Line Filter. CamelBak shall promptly deliver to Innova any notices or papers served upon it in any proceeding covered by this indemnity. Innova shall not be responsible for misuse of the Product, modifications to the Product, or for improper representations made about the Product by CamelBak, its employees, agents, or representatives. Innova reserves the right to approve the claims made and instructions for use concerning the products supplied by Innova and CamelBak will not make any claims or provide any instructions that have not been so approved. CamelBak shall indemnify Innova and defend and hold Innova harmless from and against any losses, costs, damages and expenses whatsoever which Innova may sustain or incur on account of product liability claims for defects in the design or manufacture of CamelBak products other than those arising from defects in Innova’s products.

22 Insurance Coverage. Innova shall pay for and maintain comprehensive general liability insurance with product liability coverage. This will list CamelBak as a named additional insured and shall reflect minimum bodily injury limits of $1,000,000.00 per each occurrence, and $2,000,000.00, aggregate, and minimum property damage limits of $500,000. Evidence of these coverages shall be provided, in certificate form, within fifteen days of the Effective Date. CamelBak will in turn add Innova as a named additional insured to its product liability insurance policy providing the same level of protection.

23 Waiver. The failure of either party to enforce, at any time or for any period of time, a provision or provision hereof in accordance with its terms shall not be construed to be a waiver of such provision(s) or of the rights of such party thereafter to enforce each and every such Provision(s).

24 Severability. If any part of this Agreement shall be adjudged invalid, it shall be considered to be severable and the remainder of the Agreement shall continue in full force and effect to the extent possible.

25 Notices. All notices required to be given hereunder shall be deemed to have been duly delivered if transmitted by Facsimile during normal business hours of the recipient, or the next business day when sent after normal business hours by Facsimile or sent by courier service (such as Federal Express) with tracking capability, for next business day delivery, or five days after sending, if sent by first class mail, postage prepaid. Any party may change the address to which notices and other communications hereunder are to be sent to such party by giving the other party written notice thereof, otherwise the following addresses and facsimile numbers are to be used:

CamelBak Products, Inc.	Innova Pure Water, Inc.
1310 Redwood Way, Suite 200	13130 56th Court, Suite 609
Petaluma, California 94954	Clearwater, Florida 33160
Attn:	Attn:	John Smith
Fax:	Fax:	727 572 7391

26 Arbitration and Applicable Law.

26.1 Disputes to be Arbitrated. Any controversy, claim or dispute arising out of or relating to this Agreement, including its formation, validity, or breach thereof, shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon the parties. Nothing in this paragraph, however, shall prevent the parties from seeking injunctive relief from a state or federal court of competent jurisdiction.

26.2 Arbitration Procedure. Three neutral arbitrators, who shall be selected in accordance with the commercial rules of the American Arbitration Association, shall conduct the arbitration. This Agreement and any resulting arbitration shall be governed by the law of the State of Florida regardless of any venue and shall take place in the city of Tampa, Florida if CamelBak chooses to seek arbitration, or San Fransico, California shoud Innova seek arditration of a dispute. Judgment upon the award rendered by the arbitrators may be entered in any federal or state court having competent jurisdiction thereof. The arbitrators shall award the prevailing party its reasonable attorneys’ fees and costs as part of the award, including, without limitation, the cost of the arbitration, but in no event shall the arbitrators award punitive or exemplary damages. In the event that CamelBak seeks to obtain injunctive relief, CamelBak must commence the action seeking injunctive relief in the state or federal courts in Florida. In the event that Innova seeks to obtain injunctive relief, Innova must commence the action seeking injunctive relief in the state courts of the City and County of San Francisco, California or the federal District Court for the Northern District of California, San Francisco Division.

27 Binding Effect. CamelBak may assign this Agreement and all its rights hereunder to any affiliate, successor by merger, or purchaser of substantially all its assets or its portable hydration systems business unit, so long as the assignee agrees in writing to be bound by all of the obligations in the Agreement. Innova may assign this Agreement and all its rights hereunder to any affiliate, successor by merger, or purchaser of substantially all its assets.

28. Innova Bankruptcy. Innova agrees that the grant of rights to CamelBak is a license of “Intellectual Property” as defined in Section 101 of the U.S. Bankruptcy Code, and that in the event of an Innova bankruptcy (A) a reasonable time for Innova to decide to assume or reject this Agreement shall not exceed ninety (90) days, and (B) CamelBak shall be entitled to the protections of U.S. Bankruptcy Code Section 365(n), including without limitation, the right to tooling and know-how on Innova’s In-Line Filters.

29. Future Cooperation. Innova and CamelBak will cooperate in responding to Requests for Information from the U.S. military for In-Line Filtration Products. Innova will provide CamelBak with technical information regarding testing of Innova’s products and with copies of Innova marketing materials to assist CamelBak in CamelBak’s preparation of marketing materials and other marketing efforts.

29. Competitive Products: During the term of this agreement should CamelBak choose to use a competitive product in place of an Innova Product, which can be supplied for the same purpose, then the exclusive nature of this agreement will terminate.

30. Rights to Product Improvements: Any improvements made by soley by one party will remain that parties property, but in no way does such improvement transfer any rights to use Innova technology, intellectual property, or patents beyond the scope of this agreement. Joint developments with imput from both parties will be available to CamelBak to use, but if patentable, Innova alone shall have the patenting rights.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below.

Exhibit A

Description of the Innova In-Line Filter and Components

Product description

Item	Description
Complete Unit	2 piece threaded shell housing the dual in-line filter assembly comprising of (1) HFM membrane and (2) carbon composite unit.

Filter Assembly	Dual filter element comprising of (1) HFM—hollow fiber membrane and (2) Carbon Composite filter unit.

Replacement Carbon composite filter Component	Carbon Composite filter unit enclosed in poly bag

Replacement HFM Component	HFM Component [add description]